## For Immediate Release

**Contact:** Terri Statham

**Phone Number:** 770-270-6990

**Email:** terri.statham@opc.com

# OGLETHORPE POWER ELECTS BOARD OFFICERS AND NEW BOARD MEMBER

**TUCKER, GA (March 29, 2022)** – Interim board chairman Marshall S. Millwood of Gainesville, Ga. has been elected chairman of the Oglethorpe Power Board of Directors. He succeeds former chairman Bobby C. Smith, Jr. who passed away in January 2022. Succeeding Millwood as vice chairman is James (Jim) I. White of Stockbridge, Ga. In addition, Horace H. Weathersby III of Millen, Ga. was elected to fill a vacant seat on the Oglethorpe Power board.

The chairman and vice chairman were elected by the Oglethorpe Power board, while the vacant board seat was elected by Oglethorpe Power's 38 member cooperatives. "Our delivery of environmentally responsible, safe, reliable and affordable electricity is guided by our board's leadership and steadfast commitment to our members," said Oglethorpe Power President and Chief Executive Officer Michael L. Smith. "The elections of Marshall, Jim and Horace position us for continued success for years to come."

Millwood has served on the Oglethorpe Power board since 2003 and was elected vice chairman in 2012. He also served as chairman of the board compensation committee and as a member of the construction project committee. Millwood is a director of Sawnee Electric Membership Corporation (EMC) and is the owner and operator of Marjomil Inc., a poultry and cattle farm in Forsyth County, Ga.

Oglethorpe Power Corporation | 2100 E. Exchange Place | Tucker, GA 30084-5336
Phone 770-270-7600 | Fax 770-270-7872

White has served on the board since 2012 and is a member of the board’s audit committee. Since 1995, he has served as a director of Snapping Shoals EMC. White is also a member of the Henry County Chamber of Commerce and was involved with the Henry County Development Authority for more than 20 years. He is the owner and president of Realty South Inc. in Henry County, Ga. Weathersby has served as a director of Planters EMC since 2006 and is currently the board secretary and chairman of the finance committee. He has also served as a director of Georgia EMC since 2018. Weathersby is the owner and operator of Millen Peanut Company in Millen, Ga. and also serves as a County Commissioner in Jenkins County, Ga. Other board members who were re-elected at the annual meeting include Jimmy Bailey, Diverse Power, at-large director; Fred McWhorter, Rayle EMC, member director; George Weaver, Central Georgia EMC, manager director; and Randy Crenshaw, Irwin EMC and Middle Georgia EMC, manager director. About Oglethorpe Power Oglethorpe Power is one of the nation’s largest power supply cooperatives with more than $15 billion in assets serving 38 Electric Membership Corporations which, collectively, provide electricity to approximately 4.4 million Georgia residents. A proponent of conscientious energy development and use, Oglethorpe Power balances reliable and affordable energy with environmental responsibility and has an outstanding record of regulatory compliance. Its diverse energy portfolio includes natural gas, nuclear, hydroelectric and coal generating plants with a combined capacity of more than 8,300 megawatts. Oglethorpe Power was established in 1974 and is owned by its 38 Member Systems. Its headquarters are in Tucker, Georgia, an Atlanta suburb. For more information, visit www.opc.com.

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